Exhibit 99.1

Contact:

Wendy Wee

Corporate Communications

Tel: 650.845.7724

Email: wwee@telik.com

TELIK ANNOUNCES FOURTH QUARTER AND 2010 YEAR END FINANCIAL

RESULTS AND 2011 FINANCIAL GUIDANCE

Palo Alto, CA, - February 22, 2011 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $9.8 million, or $0.18 per share, for the three months ended December 31, 2010, compared with a net loss of $4.2 million, or $0.08 per share, for the comparable period in 2009. For the year ended December 31, 2010, net loss was $24.7 million, or $0.46 per share, compared with a net loss of $23.7 million, or $0.44 per share, for the year ended December 31, 2009.

For the quarter ended December 31, 2010, total operating costs and expenses were $11.0 million, compared with $4.3 million in the fourth quarter of 2009. Operating costs and expenses in the 2010 fourth quarter included facility exit costs of $5.4 million associated with the relocation of our corporate offices, restructuring charge of $0.4 million comprised of employee severance and related costs and stock-based compensation expense of approximately $0.5 million. In addition, Telik recorded $1.2 million in grants for Qualifying Therapeutic Discovery Projects awarded by the U.S. Government reported as other income. Operating costs and expenses excluding facility exit costs and restructuring charge were approximately 22% higher in the fourth quarter of 2010, compared with the same period in 2009, primarily due to expenses related to the sublease of and exit from our previous corporate facility and higher expenses associated with business development activities.

Operating costs and expenses for the year ended December 31, 2010 were $26.1 million, compared with $24.5 million for the same period in 2009. Operating costs and expenses in 2010 included approximately $2.1 million in stock-based compensation expense compared to $2.2 million in 2009. Excluding the facility exit costs and restructuring charge, the reduction in operating costs and expenses of approximately 14% in the year ended December 31, 2010, compared with 2009, were primarily due to reduced headcount expenses, lower clinical trial and related expenses as a result of the completion of the Phase II MDS study and lower corporate expenses.

At December 31, 2010, Telik had $24.1 million in cash, cash equivalents and restricted cash and investments, compared with $40.4 million at December 31, 2009.

2010 Highlights

•

Telik announced final positive results from a Phase 2 multicenter trial of TELINTRA in patients with an International Prognostic System Score (IPSS) of low to intermediate-1 risk MDS and presented data at the 52nd Annual Meeting of the American Society of Hematology

in Orlando, FL. The presentation was entitled Phase 2 Randomized Multicenter Study of Extended Dosing Schedules of Oral Ezatiostat HCl (Telintra), a Glutathione Analog, Glutathione-S-transferase P1-1 (GSTP1-1) Inhibitor, In Low to Intermediate-1 Risk Myelodysplastic Syndrome (MDS), Raza, A., Galili, N., Smith, S., Godwin, J., Boccia, R., Myint, H., Mhadevan, D., Mulford, D., Rarick, M., Allison, M A., Melnyk, O., Meng, L., Jones, M., Brown, G., Young, S., List, A., Komrokji, R., and Sekeres, M.

•

Telik was awarded grants totaling $1,222,396 under the U.S. Government’s Qualifying Therapeutic Discovery Project (QTDP). The grants are intended to advance five of Telik’s ongoing therapeutic drug development programs, including the company’s most advanced investigational drug candidate, TELINTRA, for the treatment MDS.

•

TELINTRA, Telik’s lead therapeutic product candidate, has been selected by Windhover Information and its advisors as one of “The Top 10 Most Interesting Oncology Projects to Watch.” Windhover is a leading provider of business information to senior executives in the pharmaceutical, biotechnology, and medical device industries.

•

Telik was granted 31 patents in additional jurisdictions around the world. These include two patents for TELINTRA covering biological activity granted in Japan and Canada and one for the liposomal formulation of TELINTRA granted in Canada. Three other patents covering novel TELINTRA analogs were granted in Singapore and Chile.

•

Publication of a review in the journal, Cell Death and Differentiation: Glutathione transferases as mediators of signaling pathways involved in cell proliferation and cell death. This review describes recent advances in the understanding of the important role that the enzyme GSTP1-1 plays in the progression of cancer and other diseases associated with increased cell proliferation. TELINTRA, inhibitor of GSTP1-1, has recently been reported to show positive results in a Phase 2 trial in patients with MDS, a disease characterized by disordered cell proliferation and differentiation.

•

Publication of a case report by Quddus et al., Oral Ezatiostat Hydrochloride (TELINTRA®) and Myelodysplastic Syndrome (MDS): A case report of sustained hematologic response following an abbreviated exposure Journal of Hematology & Oncology 2010, 3:16. This case report describes a patient who experienced a sustained hematologic response in all three blood cell lines continuing for over a year, after an abbreviated course of oral TELINTRA received while on the current Phase 2 Study in Low to Intermediate-1 Risk MDS.

In 2011, Telik is focusing its resources on: (1) advancing the clinical development of TELINTRA in MDS including the completion of the ongoing Phase 1 TELINTRA combination trial with lenalidomide, (2) seeking corporate partnerships for development and commercialization of its drug product candidates, (3) advancing its leading preclinical oncology drug candidates and (4) supporting TRAP® research collaborations.

Financial Outlook

For the full year 2011, Telik anticipates total operating costs and expenses to be in the range of $13.0 million to $15.0 million, which includes stock-based compensation expense of approximately $1.3 million. The company’s cash utilization for the full year 2011 is expected to be in the range of $14.0 million to $15.0 million.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidates in clinical development are TELINTRA, a modified glutathione analog for the treatment of cytopenias due to myelodysplastic syndrome or chemotherapy, and TELCYTA, a tumor-activated prodrug for the treatment of advanced non-small cell lung cancer and ovarian cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates.

This press release contains “forward looking” statements, including statements regarding Telik’s financial outlook and expected cash utilization for 2011 and the future development of TELINTRA, TELCYTA, preclinical drug candidates, support of TRAP research and potential corporate partnerships. These forward looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, if the further development of TELINTRA, TELCYTA, or preclinical drug candidates, including any clinical trial of TELINTRA or TELCYTA, is delayed or unsuccessful, Telik’s business would suffer; Telik’s business would be adversely affected if it is unable to secure partners or raise funding for the continued development of its product candidates; if Telik’s competitors develop and market products that are more effective than its product candidates or any product that Telik may develop, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated; and if Telik does not obtain regulatory approval to market products in the United States and foreign countries, Telik will not be permitted to commercialize it product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its quarterly report on Form 10-Q for the quarter ended September 30, 2010. Telik does not undertake any obligation to update forward looking statements contained in this press release.

Telik, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

###

Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Operating costs and expenses:
Research and development	2,838	2,295	$11,040	$12,723
General and administrative	2,374	1,965	9,230	10,810
Facility exit costs	5,360	—	5,360	—
Restructuring costs	425	—	425	951

Total operating costs and expenses	10,997	4,260	26,055	24,484

Loss from operations	(10,997)	(4,260)	(26,055)	(24,484)

Interest and other income (expense), net	1,201	60	1,333	791

Net loss	$(9,796)	$(4,200)	$(24,722)	$(23,693)

Basic and diluted net loss per share	$(0.18)	$(0.08)	$(0.46)	$(0.44)

Weighted average shares used to calculate basic and diluted net loss per share	53,614	53,430	53,539	53,371

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	December 31,	December 31,
	2010	2009
Cash, cash equivalents, investments and restricted investments	$24,064	$40,400
Total assets	25,029	46,153
Stockholders’ equity	18,369	40,934

4